SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: May 29, 1998
                        (Date of earliest event reported)

                         CANCER TREATMENT HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                                     Nevada
                 (State or other jurisdiction of incorporation)

       0-16964                                            87-0410907
(Commission File Number)                      (IRS Employer Identification No.)

                     4491 South State Road Seven, Suite 200
                          Ft. Lauderdale, Florida 33314
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (954) 321-9555


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         Item 2.  Acquisition or Disposition of Assets.

         On May 29, 1998, Cancer Treatment Holdings, Inc. ("CTH") sold all of its operating subsidiaries and related assets (except as stated below) to Greenstar Holdings, Inc. and Homecare Holdings, Inc. Homecare Holdings, Inc. purchased the home health operating companies (Med Tech Services of South Florida, Inc., Med Tech Services of Palm Beach, Inc., and Advanced Oncology Services, Inc.). Greenstar Holdings, Inc. purchased the balance of the CTH operating subsidiaries. CTH retained one subsidiary (CTI Management, Inc., a small management-services company), and a commercial condominium unit with a fair market value estimated by management to be approximately $190,000. The purchase price paid to CTH was $2,810,000, of which $500,000 was placed in escrow and is to be released to CTH upon consummation of the transfer of two subsidiary companies that are developing oncology treatment centers in West Virginia, for which regulatory approval is being sought. The management of CTH assumes the regulatory approvals required for the transfer of the West Virginia facilities will be received during the third calendar-quarter of 1998. The Buyers also assumed certain liabilities and guarantees of CTH, including the payment of $500,000 owed by CTH to its Chief Executive Officer.

         Management of CTH believes that the exchange of the purchase price for the assets and liabilities transferred to the Buyer, together with CTH's transaction costs, will not result in a material gain or loss for CTH. The purchase price for the assets and liabilities was negotiated on an arms-length basis, and is supported by a fairness opinion.

         Louis Boisvert, III, CTH's chief financial officer, resigned from CTH in advance of the closing of the sale. Mr. Boisvert informed CTH during the negotiation of the sale and again at the closing of the sale that he is the principal shareholder and the chief executive officer of Homecare Holdings, Inc. Barry Stark, who is a principal in the accounting and consulting firm of Stark & Bennett, P.A., is the chief executive officer of Greenstar Holdings, Inc. Stark & Bennett, P.A. has provided consulting services to the subsidiary companies acquired by Homecare Holdings, Inc., but not to any of the CTH subsidiaries that were acquired by Greenstar Holdings, Inc.. Mr. Stark is neither a shareholder nor officer of Homecare Holdings, Inc.

         Pursuant to the terms of the Purchase Agreement, CTH's potential liability to the Buyers under the Purchase Agreement is limited to $1.5 million for six months, $750,000 after six months until the first anniversary of the sale's closing, and zero thereafter. The Purchase Agreement requires CTH to retain assets of $1.5 million ($500,000 in cash) for the initial six months after the closing of the sale, and $750,000 ($375,000 in cash) thereafter until the first anniversary after the closing of the sale.

         The lease for CTH's headquarter space was assigned to Greenstar Holdings, Inc. Greenstar Holdings, Inc. has agreed to allow CTH's Chief Executive Officer to temporarily use certain office space in the headquarter offices. CTH may relocate its offices. Currently, CTH's only officers are its Chief Executive Officer and President, Ullrich Klamm, and its Secretary, Carol O'Donnell.

         CTH's Board of Directors intends to consider proposals presented to CTH regarding use of the funds for items that may include future operations, liquidation and distribution of funds as available to be distributed consistent with CTH's obligations under the Purchase Agreement, and other proposals that may come before it regarding the use of the proceeds of the sale.

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         CTH has been advised that currently it is below the American Stock
Exchange's listing guidelines, and there can be no assurances that CTH's listing will be continued.

         Item 7. Financial Statements and Exhibits.

         Exhibit 10.10  Copy of Purchase Agreement.

         Exhibit 10.11   Fairness Opinion

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 CANCER TREATMENT HOLDINGS, INC.

                                                 By: /S/CAROL O'DONNELL
                                                     ---------------------------
                                                     Carol O'Donnell, Secretary

Date: June 11 , 1998.


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                                 EXHIBIT INDEX


EXHIBIT                   DESCRIPTION
-------                   -----------

10.10                     Copy of Purchase Agreement.

10.11                     Fairness Opinion.